Exhibit (m)(1)(b)

                                   SCHEDULE A

                      EATON VANCE SPECIAL INVESTMENT TRUST
                              CLASS A SERVICE PLAN


NAME OF FUND ADOPTING THIS PLAN                         ADOPTION DATE
-------------------------------                         -------------
Eaton Vance Balanced Fund                               December 31, 1998
Eaton Vance Growth & Income Fund                        December 31, 1998
Eaton Vance Institutional Short Term Treasury Fund      December 31, 1998
Eaton Vance Special Equities Fund                       December 31, 1998
Eaton Vance Utilities Fund                              December 31, 1998
Eaton Vance Small-Cap Growth Fund                       December 31, 1998
Eaton Vance Small-Cap Value Fund                        March 18, 2002
Eaton Vance Large-Cap Core Fund                         June 18, 2002